EXHIBIT 4.6

CERTIFICATE OF AMENDMENT

Pursuant to Section 27 of the Rights Agreement between Sun Company, Inc. (the “Company”) and First Chicago Trust Company of New York, predecessor to Equiserve Trust Company, NA, as Rights Agent (the “Rights Agent”), dated as of February 1, 1996, and last amended as of September 6, 2001 (the “Rights Agreement”), Sunoco, Inc., the successor by name change to the Company, HEREBY CERTIFIES THAT:

1. the Fifth Amendment to Rights Agreement, attached hereto, is in compliance with the terms of said Section 27 of the Rights Agreement, as amended.

Dated as of July 3, 2003.

SUNOCO, INC.

By:	/s/ THOMAS W. HOFMANN
Thomas W. Hofmann Senior Vice President and Chief Financial Officer